USA MOBILITY

Moderator: Vince Kelly
August 9, 2006
10:00 a.m. CT

Scott Tollefsen: Good morning everyone. Thanks for coming to our investor meeting. My name is Scott Tollefsen. I’m the company’s General Counsel and Secretary.

I’m going to read a couple of brief Safe Harbor related statements, and then introduce Vince Kelly, our President and CEO who will lead off the meeting.

This presentation may include forward looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the company’s estimates only on the date of this presentation and are not intended to give any assurance as to actual future results.

USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the company believes to be reasonable based on available information, they are subject to risks and uncertainties. Please review the risk factor section relating to our operations and the business environment in which we compete contained in our second quarter Form 10-Q and our 2005 Form 10-K, both of which are on file with the Securities and Exchange Commission for a description of these risks and uncertainties. USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and presentations.

One other statement: In this presentation, USA Mobility references non-GAAP financial measures as defined by Regulation G adopted by the Securities and Exchange Commission such as EBITDA. These measures are used by financial analysts and institutions for evaluating the performance of companies in our industry. Our management uses these measures as a basis for assessing operating efficiency, overall financial performance and profitability.

USA Mobility has provided a reconciliation of these measures to the most directly comparable GAAP measure in our August 8, 2006 earnings release, which is contained in your information packets. EBITDA, or earnings before interest, taxes, depreciation and amortization, is defined as operating income plus the-add back of depreciation, amortization and accretion. A reconciliation for EBITDA is included in our press release and in the statement of operations included in this presentation.

Now, I’d like to introduce Vince Kelly, our President and CEO.

Vince Kelly: Thank you, Scott and welcome to our much delayed investor update and presentation. Hopefully next year we’ll be able to do this in the February, March timeframe so it will be much sooner after the end of the year than when we’re able to meet with you this year.

I want to introduce the management team. I’ve been in this industry almost 20 years, and I will say without question that this is the finest management team that I’ve ever been associated with in this industry.

You just heard from Scott Tollefsen who is our General Counsel and Corporate Secretary. He joined the company in May of 2005. He has over 25 years of legal experience managing the legal and regulatory affairs of leading operating companies in the communications industry, including SES Americom, Vivendi Universal Interactive Publishing and Hughes Communications.

Mark Garzone was appointed Executive Vice President and Chief Marketing Officer in January of 2006. Prior to joining us, Mark was the Vice President of Marketing at Nextel Communications. Mark has over 20 years of service in the selling and marketing function, with over 10 of those years in the wireless industry.

Peter Barnett. Peter is our Chief Operating Officer. He plays a key role in the company’s information technology infrastructure and operational strategies. His responsibilities include customer service, collections, inventory, engineering and information technology. He has over 26 years of experience in the wireless messaging industry beginning with graphic scanning and radio relay in 1980. He is responsible for the plans to reduce many of our major expense categories, including telecommunications, site rent costs and repairs and maintenance. As we go through the presentation today, you’ll see how critical that is to our future.

Tom Schilling. Tom is our Chief Financial Officer. He joined us in January of 2005, right after the Metrocall/Arch merger. He has played a key role in our integration efforts. Tom has over 18 years of financial and operational experience in the communications industry, including positions as the CFO of Cincinnati Bell as well as positions at MCI and Spring.

And finally, I’m going to introduce our Executive Vice President of Sales, Mr. Jim Boso. He’s not here with us today because we had a very large messaging opportunity come up in the healthcare sector. I wanted him to be there meeting with the telecommunications director of this particular hospital group, and so that’s where he is today, trying to sell wireless services from USA Mobility. Jim’s got over 10 years of experience in the wireless messaging industry and 24 years in the telecommunications broadcast and entertainment industries, including serving as Vice President of the Broadcast Division of Bass Brothers, Senior Vice President with Storer Communications and Chief Executive Officer of Spectravision. Our 11 regional Vice Presidents and our entire sales organization report to Jim.

What we’re going to do today, for those of you that are in the room and those of you that are joining us by teleconference, is walk you through a presentation that talks about who we are, what we do, where we’ve been, and most importantly, where we’re going.

With respect to who we are, we’re going to give you a quick background on USA Mobility. We’ll talk about what our operating strategy is. We’ll talk about where we see paging today fitting with respect to wireless communications. In terms of what we do, we’re going to reiterate our strategic vision statement because that’s the litmus test that governs all decisions that we make. Mark Garzone is going to talk about sales of our products and services, and then Peter Barnett will talk about our operating focus with respect to keeping a long-term, low-cost operating platform. We’ll talk a little bit about the integration, and then Tom Schilling will share with you our second quarter results and talk about some of the trends that we see in the business. And then finally I’ll come back up and wrap up with respect to where we’re going.

First of all, USA Mobility is headquartered in Alexandria, Virginia. We have a major operating center in Dallas, Texas where we have our information technology group, our engineering function, our inventory function and a lot of our customer service.

We were formed in November of 2004 by combing the two leading independent paging companies out there, Arch Wireless and Metrocall. We are the largest provider of local, regional and nationwide one-way and two-way narrowband wireless messaging services. At June 30th, we served 4.4 million subscribers on a national basis.

We’re a debt free company.

We have over 40 years in paging and wireless communications. Metrocall was founded in 1963 and has been in the paging business ever since. We focus on providing wireless products and solutions. Really our three large sectors of focus are, our healthcare sector, our government sector and large enterprises, what you would call Fortune 1000 type enterprises. We’re committed to creating value for our customers through cost efficiencies. We want to be able to solve our customers’ wireless communications needs, not just for paging, but for all their wireless products and services. We’ll talk more about that in a couple minutes.

We provide expertise in the latest technology applications and wireless devices. We’ve been very successful in the healthcare sector doing this, and it’s something we need to extend to our other verticals, particular government and the large account enterprise type customers.

We think we have great customer relationships and distribution capabilities, and we can use that to our benefit in terms of taking advantage of opportunities in the future.

From a scale perspective, with respect to the traditional paging industry, we represent about 59 percent of the market as measured by number of subscribers at 4.4 million subscribers.

You can see the other competitors up here on the slide. Our next largest competitor is AMSI, which is a combination of the old SBC paging and Verizon paging. Then there’s SkyTel, Tele-touch is very small, and then all other paging competitors comprise about 11 percent of the remaining subscriber market.

A couple of things that differentiate us from the others, is not just our scale, but our paging networks. We have the largest networks in terms of number of transmitters and geographic reach by far compared to any other paging company. In fact, many of our paging competitors pay us to put their customers on our networks because our networks cover places they don’t.

Our customer base, our customer service, our sales force are the largest, most diverse in the industry. If you think about it, all the mergers that took place and all the consolidation that’s taken place, our regional technical managers, our regional Vice Presidents, our sales managers are the cream of the crop with respect to this particular industry. They were the people that were selected in the integration process to be the people that continued with the company going forward. And I believe that they are the best there is in the business.

We’re clearly the industry leader with the scale to drive the lowest cost and most sustainable cost structure in our sector in the long-term. What I’m talking about there are a couple of things. A lot of costs in this business are driven by a few categories. You’ll see about 70 percent of our operating expenses is in headcount, site rents and telecommunications. And headcount we’ve done a lot of work in, and Tom will talk about that in a couple of minutes. Site rent is our next biggest cost, and if you think about it, when Metrocall and Arch merged, we were able to go to our large landlords. We went to our largest landlord, Global Signal, and because of the added leverage that we had with the merger, we were able to cut a very good deal for our long-term cost structure because it’s just as simple as saying, if we can’t get a major improvement, we’re not going to be able to stay on your sites. We’ll have to move on. They said yes. We were ecstatic. We got a good deal because we think they made a good long-term decision to continue a revenue stream for a long period of time. We benefited from that. It was a win/win for both organizations.

After we did that, we had a similar experience with American Tower Corporation. You know, they came to us and we had met, and we had a similar negotiation and got a phenomenal deal with American Tower in terms of being able to have a good long-term, low cost site rent operating platform.

What has happened, and the new information is that subsequent to those two deals, and Peter will talk about this a little bit when he does his presentation, is many of the other tower landlords have contacted our engineering group and said, look, please don’t move us off our sites and more to Global Signal or American Tower. They lower their price because what they’re faced with is they can get what they’re getting now or they can get zero or they can lower their price to where we think our cost needs to be anyway and keep some level of revenue. What happens with a lot of these tower companies is that where the actual antenna sits on the tower and the space that we use with that particular tower, there’s not a lot of other alternative technologies that would use that anyway, so they might as well get something.

So because we were the largest, because we had this extra leverage, we were able to do that. I don’t think that there’s anybody else in the industry that can get our kind of a cost structure over the long-term. I think that’s going to continue to differentiate us going forward.

In terms of looking at our operating strategy, it’s a free cash flow based strategy. And really that will be the litmus test with which we measure all of our decisions going forward, free cash flow. It’s really supported by three primary tenants.

The first one is, we have a customer base, 4.4 million subscribers. We know it’s eroding. We want to mitigate the rate of erosion. We’ve been relatively successful doing that. We need to be a lot more successful in the future.

One of the ways to mitigate that is by providing high quality customer service. We want the pagers to work where they need them to work, and we want to be able to answer their questions and give them a good clean bill and offer them a good product at a decent price. And so that is very important as the first tenant supports this.

But we also want to be able to sell new products and services. It is clear, and becoming more clear on a daily basis that no matter what we do, we are going to continue to lose some level of our customer base. There is going to continue to be erosion. I don’t foresee right now — it would be nice if it happened — but I don’t foresee right now a period where it’s just flat and we have a level customer base and there’s no churn at all. I don’t think that’s going to happen. So we have to recognize that. We have to be able to take advantage of that. If customers are leaving paging, they’re going somewhere. They’re most likely not leaving wireless communications. We have to be able to capture some of that. We do some of that today. We need to do more of that in the future, and we have to be able to do that consistent with our free cash flow litmus test. Mark Garzone will talk a little bit about that, and you’ll hear more about that in quarters to come from us.

And then the last piece is cost efficiencies. We have to continue extracting costs from this business. Peter Barnett will talk about that, that’s his primary focus on the business. From an operations standpoint we have to be very efficient and take cost out. We took over $100 million in expenses out in 2005 on a pro forma basis from 2004. We will take over $90 million of expenses out this year. We need to continue focusing our efforts on right sizing this business and being efficient.

If we can do those three things, we will continue to support a free cash flow strategy and maximize that stream of cash flow for as long a time as possible. And that’s what the goal is here. And we’ll talk about that, and we’ll actually have a graph later where we’ll actually look at that.

We focus our sales and service efforts around our core group of business users, the healthcare, the government, the large enterprise users that appreciate what I would say are the big attributes of paging, wireless messaging, significantly lower costs. You know, you look at an $8 or $9 type RPU.

Significant reliability. We talked about this when we testified in front of the FCC’s Katrina panel. We talked about this when we testified a couple of weeks ago in front of congress and people recognize it. Congressman (Shimkus), in the hearing, pulled out a mobile phone and a pager and said, yes, I keep both of these because sometimes the mobile phone doesn’t work and the pager does, and you know, I’ve got to get the message. That is a fact. We know it. We know paging works well relative to mobile phones in certain situations when there’s an emergency, et cetera. So that’s a value that we continue to sell and we continue to focus.

And superior network coverage, we do have a very large one-way and two-way network. We cover a lot of geography in terms of where people are in this country. And it’s something that we think is a core differentiator between us and other paging companies and mobile phone companies quite frankly, and it’s something that we continue to sell.

Has the strategy worked? We think the strategy has worked. You know, if you go back and look at six quarters ago, our first full quarter of combined operation on about $165.8 million worth of revenue, we did about $28.6 million of cash flow. Six quarters later we’ve lost about $38 million worth of revenue. We just turned in $127.2 million worth of revenue, but we also turned in almost $33 million of cash flow. So we’ve been able to take cost out of the business. We’ve been able to keep the relative rate of free cash flow high, which is consistent with our strategy, our litmus test, in terms of running a free cash flow based company. In the last six quarters, we’ve generated $197 million of free cash flow. And we’ve paid off all of our bank debt, and we’ve paid $122 million worth of dividends, which are treated as a return of capital to our shareholders. So I think, at least through these six quarters, that we’ve talked about our strategy has worked.

In terms of the profile of the paging user today, the core group of enterprise users that we talk about, our three major sectors, recognize the low cost, the reliability, the network coverage issues. The user segments within those core groups would make a lot of sense to you as you read them on this chart. It’s your IT teams. It’s people like doctors and nurses and code teams who need to get the message. There’s often times where we will sell into an account where they’ll have multiple forms of wireless communications devices. State Police is one example that comes to mind. They have radios in their cars. They have other wireless communications devices. A lot of times they’ll wear a pager on their harness as simply a backup communication service. Through software that we sell and that they can obtain through third parties, you can direct messages to go to multiple wireless devices. So if you want to get somebody and the mobile phone network was down and you send them a message, you could send it to an alphanumeric pager, a text messaging pager. They would also get that message, so if one device was down, the other device was up.

So those are areas where user communities within these three core segments of our business appreciate the value of paging.

Where we’ve not done well, and where, the industry has gone from 40 plus million subscribers to where it is today is on the retail side, on the consumer side, on the individual side. If somebody is going to make a decision to have one wireless communications device as an individual consumer, generally we’re finding they go with the mobile phone. That’s just a fact, so we don’t spend a lot of time, money or effort trying to target those users for paging services. We stick with our knitting. We stick with what we know works, which is the healthcare, the government and the large enterprise customer bases.

We think paging still makes a very big difference. When we talk about 9/11 and look at the quote up here from Lisa Thompson who is the manager of Arlington County’s Virginia’s wireless communication systems, they used our pagers during 9/11. I think that the most important and telling sentence up there is that wireless messaging has always been an integral part of our public safety life here, but it has proven to be mission critical to the work we do.

People that are in the emergency response business, which is a big portion of our customer base, have a high value on reliability and on the device working when things go wrong. So if you have a situation where you lose power, or you have a situation where the land lines go down and most of the mobile phone transmitters are connected to the network through a copper wire that goes to their transmitter, you can lose that service. We have a service that we offer that is broadcast at about 3500 watts, generally off of a very high tower, and we control that through a satellite. We simul-cast. So what that means, if you’re a customer in the emergency service business, is that your pager may be in New Orleans, and the tower may have been, blown over down the block, but a tower 12 miles away or a tower eight miles away broadcasting at 3500 watts from 300 feet off the ground is still going to get the signal to you whereas your mobile phone and other wireless communications device went down. That’s important. People value that.

When we looked at the 9/11 commission, I think that this quote down at the bottom of the page sums it up quite well. Almost all aspects of communications continue to be problematic from initial notification to tactical operations. Cellular telephones were of little value. Radio channels were initially over saturated. Pagers seemed to be the most reliable means of notification.

I mean it’s true, if you have a brownout here in Manhattan, a lot of the mobile phones are not going to work because power is gone. Because we have so many hospital accounts where we have transmitters where we’re tapped into their emergency power supply, if you have to get a message in an emergency in New York, you’re going to get your message on your two-way wireless communications device, which, by the way, is powered off a AA battery. If you care about surviving, or if you just care about getting information to first responders, you’re going to be more successful with this. And when we testified in front of the Katrina panel and we had all the sheriffs there and the emergency response.people I pulled out this pager and I literally pulled out a plastic baggie with a couple of AA batteries in it and said here’s your emergency communications product.

So it still works. It’s something that we obviously still believe in. We realize that there is a natural churn and a natural attrition going on to other technologies, but it’s still something that I think that we will continue to harp on and continue to sell because we believe it saves lives and we believe that there’s a value and we believe that there’s organizations out there that’ll pay for that value.

When we looked at hurricane Katrina, we had a couple of correspondences, one of them that came, with respect to the industry, from a FEMA search and rescue representative, talked about the ReFLEX networks working fine and communications flowing through the units. ReFLEX is the wireless communications protocol that we use on our two-way networks. When you looked at Mike Myers, who was the manager of the information systems at Tulane Lakeside Hospital, which is one of our accounts down there, he said your dependability became more evident when other cellular and paging providers lost service after hurricane Katrina and your service is still going.

He didn’t just say cellular, he also said other paging providers. We have a very large paging network. We have 11 regions in this country. We have 11 regional technical managers. They have employees that work for them that are engineers that focus on emergency communications such that when we know a big storm is coming or when there’s a problem coming, we can send a swat team in and we can make sure the signals continue to get through. We have things that we call COWs, Coverage On Wheels. They’re mobile transmitters with a generator that we’ll send in with the team. We have that. A lot of our competitors can’t match that and can’t keep the network up in times where we can keep the network up. That’s something that we think is a value. People want critical communications that we offer.

In terms of what we do, our strategic vision statement really focuses on four primary things, number one, we’re going to operate a selling and marketing company focused on servicing wireless communications needs of our customers. Number two, we’re going to operate a free cash flow business strategy. Number three, paging and narrowband PCS messaging will continue to be a viable alternative for customers for all the reasons I just talked about. Number four, we think our customer relationships, could potentially open up additional opportunities for us in the future.

In terms of our tactical focus to support that strategic vision, again, we said our three primary tenants are servicing our existing customers, sales of new products and services, and cost efficiencies. With respective selling and marketing initiatives, Mark Garzone is going to talk about that in a couple of minutes, but it’s not just, retaining the paging customers we have right now because we know that no matter what we do, we’re going to continue to lose subscribers. It’s also about tapping into some of that subscriber loss, figuring out where they’re going and capturing some of the economics associated with that. You know, right now we get paid roughly a $200 commission to sell a mobile phone. We’ll pay some of that back to the salesperson who sells that mobile phone, so maybe we get $140, $150 net on an average transaction. If you had an $8 RPU and a 30 percent margin on that RPU or $2.40 you’ve got to do a lot of $2.40 to equal that $140 bucks we get from selling those mobile phones. Now we’re only selling, 6,000 mobile phones on a quarterly basis. We’re making about two million bucks a quarter from it. We know that when a lot of our subscribers are leaving us, they’re going to that technology. We’ve got to do a better job getting in front of it.

That’s one of the reason we brought Mark Garzone in from Nextel, and he’ll talk about this and it’s one of the things he’s focused on. We have to tap into that. We want that consultative relationship with our customer. We want to be able to solve all their wireless communications needs. We’ve had very large accounts come to us and say, we want you to manage our wireless communications portfolio, not just paging but everything. That, I believe, is a big part of our future, and we need to do that consistent with the litmus test I talked about, which is our free cash flow strategy. We can’t do it with a hockey stick or a J-curve business plan. We’re not going to come in here, say we’re going to borrow money and create an MVNO. That’s not where we’re going. But we have to recognize the realities of the business, and we have to do, a better job at capturing some of that as it’s going out the door. No question that paging, by itself, will continue to throw off a lot of cash flow for a long period of time. But I think that as we go forward, we need to do a better job recognizing that some of the subscribers are going to leave and capturing the opportunity associated with that.

Also, to be successful long-term, we’ve got to continue to take cost out of this business. Yes, we took over $100 million out in 2005. Yes, we’ll take over $90 million out in 2006 in terms of operating expenses. We went from 2,800 employees to 1,300 employees. We’re not going to go from 1,300 employees to zero. So the amount of employee contraction going forward on an annual basis will be measured in the hundreds. And so we’re really going to have to get our cost savings on our network costs, out telecommunications cost, our outsourcing, our repairs and maintenance. Those are the areas where we’re going to have to get more efficient, and Peter Barnett will drive that.

With respect to our selling and marketing initiatives, focusing on those three verticals that we talked about, those three verticals represent about 57 percent of our direct, monthly recurring revenue, and it’s very important that we continue to focus the money that we spend on this company supporting that revenue stream because that’s where we’re going to have our best return.

One of the things that you guys had asked us for, and one of the things that we’re going to start doing going forward was more information on the subscriber base. And so we put some schedules in the press release that we put out last night. We have some data for you that we’re going to share with you today. We’re going to continue providing to you this type of data. We need to stop short at the point where we actually start talking about specific customers because it is competitive out there. And so I even want to be careful when we, drill down too much into some of the verticals and you start figuring out who some of those customers might be.

But having said that, if you look at our customer base, 87 percent of 4.4 million subscribers are what we call direct customers, customers that we own that relationship, we send them a bill, they call us when they want something.

Thirteen percent is indirect customers, so you might think of them as wholesale type customers, other paging carriers who are using our network, or other resellers who are using our network.

What we really focus on is that 87 percent, that direct customer base. And if you take that direct customer base and you split it up, you’ll see that 35 percent is represented by the healthcare sector, 19 percent by the government — and government includes federal, state and municipal. And then 12 percent is represented by that large enterprise, that kind of Fortune 1000 group that we talked about with about a third of the rest of the base, direct base being in all other categories.

If you look at the net unit loss experience across that customer base, obviously our largest vertical, the healthcare vertical, has by far the best statistics. We lost .2 percent in the healthcare vertical in the second quarter, which is obviously a great quarter for us. Actually in the month of June that vertical grew. So it’s there where we know that we need to continue focusing a lot of energy and effort.

Government and large enterprise at 4.1 percent and 4.3 percent, respectively. And then all other at 6.6 percent. So in terms of stratifying the base, in terms of our big verticals, this is the churn that we’re seeing in terms of the net unit losses with respect to that base, and that’s the relative scale.

In terms of stratifying the base by size of account, size of account being number of units per account, and you look at it across this slide that we’re looking at on page 20, it won’t surprise you that as you move down the table in the middle of the page you see that for the churn as the accounts get larger, the losses get smaller. So we’re having most of our losses in that 1 to 100 unit account range. And it’s the 100 to 1,000 unit account size where you’re having the least amount of losses. The dynamic though that happens there is that the accounts where you’re having your higher loss percentages also happen to have your higher RPU. So you’re seeing more of an impact historically on revenue than you are even on subscriber erosion because of that dynamic.

Yes, these guys down here are very stable relative to the rest of the base. They also have lower RPU. So that explains why when you see some of the churn statistics on subscribers, the revenue has not always followed as closely. And it’s because of that dynamic.

This information we will continue sharing with you on a go forward basis. We’ll put it in our public filings and in our press releases.

Our marketing focus — before I turn it over to Mark, I just want to say, this is going to be where, I think, we can have the biggest impact on capturing of that lost revenue opportunity and the retention of the existing revenue. We saw a need to upgrade the talent we had in the company that was focused on that. Earlier in the year, we went out, we did a search and we came up with Mark Garzone who is now building a marketing organization. And I think he’s doing a great job at it.

And with that, Mark, I’m going to turn it over to you.

Mark Garzone: Hello everyone. What you’re hearing Vince say and the overarching, I think, theme to this presentation is focusing on the core, protecting our core revenue, looking at new core segments.

The recurring theme in my presentation, you’ll see, is the importance we’re placing now on our customer base. And again, as Vince stated, we have, very few wireless companies have 4.4 million subscribers that they can tap into and sell additional products and services into. That’s something that we few as a huge advantage to us, and we’re going to start to exploit that opportunity.

We changed our brand identify. And now we’ve built, and now we have to build equity against that brand and really start to execute against the one source for wireless message. We’ve defined our core segments, as Vince talked about, and we’ve redefined them down to basically three, healthcare, government and enterprise. They represent a large portion of our recurring revenue.

Now what we have to do is completely focus on developing out those opportunities. And some of the tools that I’ll talk about later, we’ll show you how we’re going to get there.

Also better and more, better, more efficient, and more frequent communication to our customer base will help us effectively manage our customer lifecycle by helping us provide them better customer service and also identify additional cross sell and up sell opportunities. So real simple there, if we’re selling into an IT department, and we have a great relationship with that customer, it should be easy for us to sell into other, into, sell other additional products into that department as well as look for other opportunities within that organization to sell paging and other products too.

From a segmentation standpoint, the creation of a marketing database has enabled us to identify additional opportunities in our core segments. As the leader in the paging world, we pretty much know and we’ve pretty much tapped the primary markets. But we’ve found, looking at our customer base and developing this marketing database, is there are a lot of opportunities in secondary and tertiary markets. They’re smaller opportunities, but they’re still profitable opportunities. And now we’re aggressively going after those particular opportunities.

What we’ve also begun doing is developing products and bundling services and applications to sell into specifically vertical core segments. Again as Vince talked about, we recently launched, before hurricane and wildfire season, we’ve repackaged the FLEX network specifically geared towards first responders. And it’s, again, taking a page from my former employer, you have the same product and service, you package it slightly differently. You sell the features and benefits of what the FLEX network and what wireless messaging can do in emergency, into, in emergency situations, and help first responders, you know, in critical, increase their critical communications. But this is something that we will continue to do.

Healthcare, our healthcare vertical is coming out within the next three weeks. Again, we’re packaging our products, cellular products and additional services that we have with some of our joint ventures. And it’ll just give us something else to talk about to the companies that we already sell to in our core segment.

In an attempt to mitigate churn, a customer research study is also underway to help us better understand why customers are turning off our network. Could it have been addressed, and could it have been prevented? Meaning, are they going to a competitor because of coverage or because service, and how can we have got in front of that? Or what, if any, technology migration exists? Are they leaving paging and going to another wireless device?

I think the benefit here is this will help us plan future market activities that specifically address our customer concerns. And right now what, this will provide us factual data to really go out there and measure, really go out there and address our customer issues.

From a product development standpoint, we will focus on products and applications that will enable us to be the one source for wireless. This provides us the best opportunity to retain customers in our core segments and then grow their existing revenue stream. That’s a key focus for us, and it’s been a key focus for the marketing organization since I got here six months ago.

We want to evaluate existing telemetry applications that set on our network, make sure there’s, we’ve maximized that opportunity and make sure they’re still profitable for us. Along with that, we want to continue to explore, we want to continue to explore any possible additions on the telemetry side.

The cellular portion of our business, as Vince talked about, represents a small overall percentage of our revenue, but it’s important for us because it allows us to maintain a relationship, relationships we have with our customers and sell additional products and services to them.

One-way messaging remains a highly reliable method of communication in our core segment. Its ability to be used in restricted environments is especially important in healthcare and manufacturing segments. It’s very affordable and provides superior in building coverage. But overall, paging maintains a key advantage over other forms of wireless communication, specifically cellular communication with our group messaging feature and our extended battery life. The fact that, the part that Vince talked about before where he talked about simul-casting, the cellular carriers can’t do that yet, and that’s a big shortfall in a lot of, again, these first responder, in these first responder situations.

Two-way messaging combines the reliability and affordability of paging with the efficiency of e-mail. Our two-way messaging product is perfectly suited for dispatching work orders to mobile workforces. We believe these are the reasons we continue to see brisk sales of these product.

I think one of the other major advantages that we have is we provide nationwide coverage on all standard rate plans for as low as $25 per unit per month. In comparison, other wireless devices like Blackberry, data only Blackberries provide similar capabilities at a much higher price point. So again, even against, in a pure technology view where Blackberry is seen as, seems to continue superior, is superior from a technological standpoint, when we go at it, data only Blackberries versus our two-way messaging, we provide equal, if not better, products and services and communications capabilities at a much lower price point.

Voice and data services. Here our intent is to offer the greatest choice of messaging, voice and data services to our customers. More importantly, we have developed the expertise within our sales organization to sell and service our customers’ wireless needs. These services also help us to mitigate churn and maintain key customer relationships by providing us the opportunity to up sell existing paging customers with other wireless products and services.

We currently have relationships with the three major cellular carriers, Sprint, Nextel, Cingular Wireless and Verizon Wireless. We also have a relationship with RIM and (Vo Sara Communications).

On the systems solution side, this is an area that truly typifies our one source for wireless theme. Through a consultative sales approach, we offer customized wireless solutions for those enterprise organizations that have complex wireless needs. These offerings are done mostly through strategic alliances with niche wireless and software organizations. The joint product offerings typically integrate proprietary legacy, standards based communications systems and software, thus providing interoperability among multiple device types, networks, wireless, PBX and other hands free voice systems.

Similar to our data service, voice and data services, our ability to provide these services to our customers in our core segments helps us mitigate churn while providing our customers increased communications, reliability in critical situations across different types of communication networks.

That’s the last — I’m going to turn it over — the last of my presentation. I’m going to turn it over to Peter Barnett now.

Peter Barnett: Thank you Mark. Welcome to our conference today. Since the merger of Metrocall and Arch in November 2004, our operating focus has been eliminating cost redundancies and improving efficiencies literally on a day by day focus.

Our course of focus is three primary categories, SR&M, service, rent and maintenance, S&M, sales and marketing, G&A, general administrative.

SR&M costs are associated with providing our technical networks, including pager repair and maintenance on our networks. Sales and marketing is selling and retention of customers. G&A is associated with our customer service, administrative functions, back office functions such as sales support, inventory fulfillment, accounting and legal.

When you think of our top three costs, the headcount, which we’ve talked a little bit about, we reduced headcount by 1,536 employees so far. Site rent for our transmitters and site rent is true, is directly proportional to how many transmitters we have in service. We reduced 3,858 transmitters so far, and we renegotiated our major contracts as far as site rent and telco. So our primary focus for cost savings going forward, though, is the rationalization of our networks and our systems. Networks being transmitters, systems a direct portion to our telco costs.

So when you think of network rationalization — I know we get a lot of questions about network rationalization, but it’s not just about deconstructing networks to cut costs. It’s a strategic plan to maximize networks, enhance coverage and create long-term cost efficiencies. And what that means is that we actually break down our systems into approximately 50 zones in the United States. We actually look at each of those 50 zones. They have multiple transmitter systems. There’s multiple frequencies in each of those zones. We take a look at what zone, what frequency within each zone we want to use for our long-term systems. We call that our go to frequencies.

So what happens within a zone, say such as New York is that we picked a go to frequency, all of our new sales and exchanges of our pagers to our customers — if they’ve broken a pager or a pager needs to be sent out, and there are hundreds of those transactions, hundreds of thousands of those transactions on an annual basis, roughly about 140,000 transactions a month, 12 months out of the year. That’s touching a lot of your customers. The goal is every time you touch a customer, you’re putting one to a go to frequency. Now how does that go to frequency compare to the frequencies we’re taking down is that literally on a zone by zone basis, we take a look at the coverage area of the existing frequency. We take a look at the existing coverage of the go to frequency, and usually the go to frequency has more transmitters than the transmitter system we’re taking down. Now what happens is that the coverage could have some slight differences, and we actually add transmitters or augment the coverage prior to doing the collapse, so it should have a minimal customer impact.

So we’ve worked very hard with engineering. Every single collapse we do is pre-engineered, and any customer that is affected is contacted, and in some cases we do have to change out some of our pagers.

So, and what happens if we have to touch our customers, that’s done here through the call center or through the field. We notify them by letter. We’ll notify them by phone. We’ll contact the customer 30 days before we look at taking down a system. We’ll start working with whatever issues they have for their unique locations or use of our devices. And field swaps, we typically reserve any account that has over 100 units, we actually have sales reps go out to that account and treat that account as if they’re going to be a whole new customer all over again. And yes it is impacting to them from a device perspective, their phone numbers are the same, and most people though, after they go through a rationalization process, have a better coverage and a newer pager than they did prior to the rationalization. So there’s bi-weekly calls on all of our rationalization efforts with individual stakeholders. So if we’re working on New York, every level of management in sales is involved in what’s going on in that market, how it’s going to affect customers, what customers are going to be affected.

Indirect notification, we talk about our indirect phase. They’re notified by letters, usually 120 days prior to a rationalization. We notify them how many pagers they’ve got. We try to work with them for equipment and stuff like that.

So how big is our rationalization efforts? In 2005, we reduced 2,995 transmitters. And the majority of those transmitters came down through the collapse of one of our two-way networks. Originally when the two companies came together, Arch through the Pagenet acquisition and Metrocall through the Web Link acquisition, each had a duplicative two-way network. Now what happened on that zone by zone basis is we looked at each of the two networks, the surviving network which we made the go to frequency for was the Web Link network, and wherever there was a coverage difference between the Arch network and the Metrocall Web Link, we actually added transmitters back to that.

So if you’re going to take a look at 2005, we actually reduced 3,340 transmitters, but we actually added back 257 transmitters for both one-way and two-way deconstruction. And that 257 of that 185 was built specifically for two-way.

Now besides that, last year we also added 45 transmitters with customer specific applications. Usually it was a hospital or a large campus environment of some of our larger customers.

We also added VHF and UHF to some of our older systems. Not necessarily our biggest networks, but they provide courage, coverage in niche areas of the United States for some specific area, up state New York or the Pocono’s or something that might have been a holiday type, vacation type area that we’ve had to add transmitters to 900 meg, which no one else has been covering 900 meg transmitters or have covered for the last couple of years.

So when you think about 2005, we took out almost 3,000 transmitters. At the end of 2005, we had, still had 15,521 transmitters. Now I think what you need to think about though is now what does that really mean to our business and stuff. We talk about having 4.4 million customers. If you were to actually fill up all of those transmitters and networks with pagers, we’d probably have coverage with 10 million plus subscribers. So there’s lots of capacity, and we have to get rid of that capacity without affecting customers, and we work on that every single day.

Our 2006 activity so far has been the — I want to show you our five year plan in a moment — and I would tell you that we work hard in channel rationalization every day in the field, and the goal literally is we put a plan together, and the goal is to go on a daily basis, weekly basis, monthly basis, take out as many transmitters as we can to get ahead of that curve of paying leases. We might take out an extra 400 or 500 transmitters, but there’s a timing issue that we always talk about is when does that lease expire, and that’s always been some of the biggest issues we’ve had with rationalization.

So, and we prioritize our system collapses today to maximize recurring rent savings. If we have a choice between taking out 60 transmitters in New York and taking out 60 transmitters in New Jersey, we take a look at the rent savings associated with them. Sometimes those 60 transmitters, some of them are free. Some of them are on master lease agreements. Some of them are old, cheaper leases, and we’ve got to balance that whole cost of that system versus the number of subscribers that are left, and take down the savings that give us the best bang for our buck.

So when you think about, when you think about what does site savings mean as we move forward over the next five years, this year in 2006, we’re expected to spend close to $100 million on site rent. So it’s $100 million with an average number of transmitters at 14,883. In the New York area, we operate on 10 systems, 30 some odd frequencies. What we have to do is literally, at a frequency by frequency basis, is watch how many customers are coming off, figure out when the best time is to remove the rest of the customers through forced rationalization, and then collapse a system by system basis to, it gets down to the number of systems you truly need to provide customers in the New York area. And, so literally as customers churn off, different frequencies, different systems, we try to put that into a box, analyze it, and we take down a system at a time. And as you can see, you know, based on, based on our exchanges and pushing stuff to go to frequencies, they’ll have less frequencies, less systems, less transmitters on a year by year basis.

The, if you were to go back to 2004, prior to the merger, we would, probably January of 2004 between both companies, we probably were looking at 20,000 transmitters. So we’ve made significant progress to 2006, and we don’t see any reason, based on the number of exchanges that we’re doing, the sales that we’re doing, and the movement of customers to the right go to frequencies then you can’t manage putting those customers on a best systems, best protocols, make it as efficient as possible, drive the number of transmitters down, which theoretically drives down the cost of rent. Now that associated with our MLAs on Global Signal and American Tower as well as some of the smaller mom and pop tower companies coming to us asking us to, they’re coming to us saying we’ll reduce your rent, please stay on our site. So we have more flexibility than we ever had to manage our site costs.

Is it an easy job? The answer is no. It’s probably one of the biggest projects I’ve seen in my career in the paging industry, but it’s absolutely required to get the costs out to maintain our EBITDA as we move into the future.

The revenue support and support of our revenue and our sales and marketing efforts in the company, you have to have great customer service, in our minds. I mean you can say that — I don’t know how many of you guys call into your cellular provider though, but I always find dealing with the cellular companies to be difficult from a call in and try to find information about my phone and what I want to do. Once you get a hold of somebody, it’s fine. But how do you get a hold of somebody? And the goal is to provide superior customer service with a multi-tier, multi-queue platform geared towards the size and type of customer, how they use our products, and 75 percent of the calls are outsourced today. Twenty-five percent of the calls are insourced. We partnered with a professional call center in a win/win relationship which we believe gives us the best future, variable cost structure.

The, as we have special use of our system, we actually try to gear those people to the appropriate queues. Our commitment to customer service is to have our customers reach a live operator. We do not screen our calls by IVRs, and, with expensive IVR systems trying to guess what that customer wants. I mean our focus is business to business. A business calling another business doesn’t want to deal with the IVR usually. The people that deal with us that want to put pagers on our system, we try to cater to how they want to do transactions with us. If they want to call customer service, let’s give them customer service. There’s a separate number for an IVR system. We have applications on the Web for self-fulfillment, self, for managing a customer’s whole account, but we try to gear it towards how they want to manage their business with us.

Our customer service is segmented by national and strategic accounts, major accounts and individual and small business accounts. So there’s three service segments that we, that we frame our customer service into, national and strategic accounts, that’s primarily our 500 plus unit accounts. Any escalations from any other call centers go into that same queue, and it’s insource in Dallas with an average tenure of about six years.

Our major accounts with specialty queues including medical and government, supporting primarily 100 to 500 unit accounts, and some could say, well how can government be in 100 to 500 unit accounts, is that even when we talk about government, each little branch of government that we deal with, they tend not to be 1,000 unit accounts. They tend to be 500 unit accounts. The — whether it’s the FBI, IRS, local police, state police, so it’s, they’re smaller groups of people wanting a specific kind of service from us. And we outsource this to Teleperformance in Pensacola, Florida with an average tenure of about three years. If you take a look in Q2, we sold the Pensacola Call Center to (Call Tech). That creates an instantaneous variable cost structure in Pensacola. Future cost savings for sure as they maximize that building in a way that we weren’t able to maximize it.

And then individual and small business accounts, primarily one to 99 unit accounts, its basic services. They really don’t have group calls. Don’t have a lot of special billing needs. And we call that our vanilla paging tier of customer service. It’s outsourced to Teleperformance in Columbus, Ohio and Columbia, South Carolina with a tenure of a little over one year.

The, as I mentioned, and I really want to stress, is that we tailor our service delivery to meet the needs of our business customers no matter what size they are, no matter how they use it. So when you think of, even on national accounts, we don’t have one national account group that we have all of our customers calling into. It is segmented by how they use our pagers. And that makes it easier to get into, them to a queue where they have the best expertise for how they’re using their pager.

We try to differentiate ourselves from competition by delivering this level of customer service and sales support while maintaining our lowest cost structure with timely and sensible executions of ongoing reductions.

Our service level today, by the way, with a live operator, we answer 90 percent of the calls in less than 20 seconds. And I would put that up there among best in class of wireless providers. Just call any cell phone company and, or other paging company and I would say that is better, even though.

And we believe we’ve been able to reduce cost and maintain superior customer service both internally and working with our outsource provider by retaining the best employees, six years tenure for our national accounts group is very, very good. We’ve added technology, not on the front end to screen the calls, but on the back end, how do we make those calls as quick and efficient as possible. The shorter time that they’re on with a customer, ideally they’ve met the customer’s need, and that actually drives the best efficiencies you can, get the customer on and off the phone, hopefully you’ve done everything that you could to help the customer and satisfy what they need from us.

And we’ve leveraged tenured, experienced managers as we’ve changed our cost structure and as we move people around, we’ve taken our tenured, experienced managers and leveraged them not just for live customer service phone calls, but for e-mail correspondence, knock, escalation, stuff like that. We have a knock sensor in Dallas that we have technical escalations that handle that on a 24/7 basis. So we’ve used, we’ve used the managers that we had in our call centers and leveraged them across multiple types of transactions, not just customer service today.

We believe the net effect is produce more efficient operations at lower cost with high quality customer service and support that aids in revenue retention.

And with that, I’d like to turn it back over to Vince.

Vince Kelly: Thank you, Peter. In terms of where we’ve been and the integration results, obviously we merged in November of 2004, and by mid-year 2005 we had converted to a single billing system, which is critical in order to achieve some of the efficiencies that Peter just talked about with respect to customer service. Peter and his team were the ones that were responsible for doing that conversion.

Additionally we reduced a large amount of our corporate facilities and back office operations. Really this is where we have consolidated our operations around our Alexandria headquarters and our Dallas operating hub.

We paid off all of our bank debt by August of last year, $140 million that we had used to fund the Metrocall/Arch merger and became a debt free company generating free cash flow, which we think is important.

One of the things that happens and one of the challenges that we have in this environment when we meet with some of our large customers is they will ask us about our viability going forward. When they’re making long-term purchase decisions, they want to know, hey are you guys going to be around for a long time. Being a debt free company, throwing off free cash flow, and quite frankly one of the things that factored into our recommendation to the board to pay a recurring dividend, all of those are characteristics of companies that have long-term viability. And so we have a bullet point up here of something that we list as an accomplishment, but I want to put it in the proper context in terms of looking at the business holistically because I think it’s very important. It’s important for management morale. It’s important for sales people, and it’s important for those customers when they’re making those decisions with us.

We just came off a second quarter review and management meeting a couple of weeks ago, and I will tell you that with the sales managers, with the regional vice presidents, morale is about as high as I’ve seen it right now since the merger. And that’s important because when you have a business that is losing subscribers from a growth standpoint and got to put a lot back on every quarter to try to mitigate that, it’s important to have good morale. So I don’t want to under-emphasize the importance of being debt free, throwing off free cash flow and paying this recurring dividend.

Another thing that we did, it’s an administrative thing, but we did do a legal entity reorganization. It will eliminate thousands of compliance returns that we need to do on a state by state basis.

Peter talked a little while ago about our rationalization of our networks, and he talked about the fact that last year we were able to completely take down one of our duplicative two-way networks and put all those customers, effectively seamlessly, without affecting a customer, onto a single network. That will save us over $21 million in the long run just on site rents alone for the two way network that we took down. That’s on an annual basis, but that was significant.

Another thing that he said, that a lot of times we don’t focus on enough, is that as we go through our channel rationalization process, what’s happening is when we go to these go to frequencies our customers’ coverage is actually improving, not getting worse. We have over 4,000 transmitters on our nationwide one-way go to network. That’s about twice the size of the next largest competitor, so as we do rationalize people onto our go to frequencies, a lot of times they’re finding that their network coverage improves. That was the case with one-way, and that was the case with two-way.

We’ve already talked about the master site lease agreements we’ve been successful with. Significant progress on reducing our cost structure, Peter just talked about that. And we also took out a lot of redundant facilities. We took out 106 paging terminals, many storage facilities, saving $885,000 per month.

We added a potential, future, new source of revenue in terms of the deal that we cut with AMDS to put meters on our two-way network. Going forward we’ll actually build the network for them. We’ll maintain that network. Sensus bought out AMDS’s position in that deal. We view that as a positive because Sensus is actually the company that manufactures the electric, gas and water meters that ride on that network. And so we think that’s positive, and that’s one of multiple telemetry opportunities that we continue to look at and explore.

We continue to refine our management and operating structure and really put a focus on selling and marketing. In a couple of minutes you’ll hear from Tom, and he’ll look at the operating cost by category. One of the things you’ll see is we haven’t taken a lot of cost out of the selling and marketing function because we’re trying to make an effort to mitigate the subscriber erosion and to capture some of that lost revenue potential.

We did take a lot of heads out. Tom will go through the chart in a couple of minutes. We took out not just staff, we took a lot of management cost out. We have paid $122 million worth of dividends since we merged.

But to put things in context for you, I think, you know, as we look at this slide on page 38, all of you would agree with me, this is a tough business. You know, three years ago we had, on a pro forma basis, 7.68 million subscribers. This year we’ll have somewhere between 4,050,000 and 4.1 million by the end of the year. We lost 22 percent subscriber erosion in 2004, 18 percent in 2005, and we’ll be somewhere between 16 and 17 percent this year.

From a revenue perspective, it’s been even more difficult. We did over $1 billion on a pro forma basis in 2003. This year we’ll do less than half of what we did in 2003, just three short years ago in terms of revenue. Now the rate of revenue erosion has slowed from 22.3 percent in 2004 to 21.6 percent last year, and this year it will be somewhere between 19 and 20 percent. But I don’t think that anybody can look at this slide and not conclude that this is not a tough business that we’re in and the challenge is to try to stay ahead of that curve, try to continue extracting cost, and try to maintain that positive cash flow stream for as long as possible. It takes a lot of effort and a lot of work to do that. If you take a look at our public filings and you look at our risk factors, factor number one is revenue retention because we’re faced with a lot of competition out there. Factor number two is our ability to take those costs out, all the things that Peter just talked about. Factor number three is the ability to maintain a management team that in this environment is willing to hustle and work and do the things that need to be done. And I said this earlier, and I’ll say it again, this management team that we have up here and our regional Vice Presidents and our Direct Sales Managers and our Regional Technical Managers and our Regional Product Managers are the best people I’ve ever been associated with in 20 years in this industry. They are positive people. They are good at what they do. They’re a real asset to the company, and I think holistically when we look at everything that we do, the decisions that we make to support our free cash flow strategy from things like not levering the company up to things like paying a recurring dividend. All of that I think is important to keep that machine going because that’s critical to our success.

One way you can look at that and say, gee, you know, maybe this guy has a point is that over time we’ve been able to mitigate some of the subscriber erosion. You can look at, two years ago in the second quarter of 2004 we lost 435,000 net subscribers. This past quarter, we lost less than half of that, 203,000 net subscribers. Yes, the company is much smaller. Yes, you’re putting out a lot less units than you used to put out on a gross basis in the old days. Of course, we have a lot less we’re spending on that. And when you look at really what happened here in the last two quarters, in the first quarter we lost 252,000 subscribers on gross losses of 404,000, and we added back on the top of the pile, if you will, 151,000. Then the second quarter, we increased how much we added back on the top of the pile, we added 157,000 subscribers, and we lost on a gross basis less, 360,000. So that’s how we got to the 203.

So yes, the churn has been improving, but they improve for a reason. They improve because we’ve got people out there with customer relationships that are hustling, that are selling the benefits of paging and our wireless communications capability and that are motivated and that are making this 157 happen. And we’ve got them motivated to do it again in the third quarter and again in the fourth quarter, and motivated on providing good customer service to mitigate the amount of subscriber losses. We talk about this all the time. We just had this conversation the other day as a management team, do we provide too good a customer service. You know, I called Verizon a couple of weeks ago because I wanted to change the plan that I had my wife and mother on, and it’s very hard to get customer service out of those guys. You will eventually get to somebody, but you will not come away from that experience in a good mood. You call us, you get a live operator, we take care of you right away. You know, are we doing too much? It’s very hard to quantify and very hard to measure because I worry if we don’t do that, will this 203, will we not do as good, will we have a higher gross loss 360, so that’s something that we constantly have to measure. Yes, there’s some variability in that, and yes, over time we’ll continue to study that and see if we can’t take those costs down further. But it’s important that we remember the business we’re in and that there’s a lot of moving parts to it, and a lot of, you know, what comes off the bottom of the pile needs to be replaced and go back on the top of the pile. We want to mitigate all of that.

With respect to slide 40 and looking at the year-over-year subscriber change, again, we’ve seen improvement. On an annualized basis, we lost 17.2 percent here in the second quarter. If you go back to the second quarter of last year, it was 20.7 percent. So, you know, not incredible improvement, but generally in the right direction and the right trend.

Where it’s been a little more challenging, and where obviously it’s the most important is on the revenue side of the business because the dynamic we talked about earlier where the subscribers that we are losing tend to be on the smaller accounts where there’s less subscribers per account but they have a higher RPU. We haven’t had the same kind of one for one benefit on revenue. We did see some improvement in the first three quarters at 2005, did not have a good fourth quarter of 2005. In the first quarter, marginal improvement. In the second quarter, a little more improvement. We’re optimistic that that trend will continue getting better going forward, but that’s the battle that we fight. That’s where the real, push comes to shove here in terms of the future.

So what we have to do is be realistic about this. We have to focus our selling and marketing efforts to continue that high level of gross additions to those core customers that appreciate value, the key attributes of paging. We have to try to capture some additional revenue opportunity for our sales of other wireless devices. We were very successful in the healthcare sector in maintaining subscribers, maintaining revenue and having the lowest churn. We looked at that closely, and one of the things we did in the healthcare sector is we provided many other products and services from our integrated resource manager, the Emergin product that we sell to (Vocera) devices that we sell, many products and services. And the lady that ran that sector for us, Nancy Green was very much an innovator and very creative at bringing these things, so that when they go into a hospital and sell them these packages, it’s not just paging that they’re selling them. They can sell them anything. We’ve taken her. We’ve promoted her. We’ve put her in charge of business development. She’s working with Mark Garzone and his team. She’s going to be taking that concept and expanding it into our government accounts and expanding it into our large enterprise accounts because we want to capture what we did really well in the healthcare sector and transition that over into the government and into the large enterprise sector, so very, very important.

Tom is going to come up and talk a little bit about the operating expense trends that we see in our business and where we’re going. Tom, you want to come on up?

Tom Schilling: Thanks Vince. Well with the setup that Vince just did on our revenue, when you have a business that’s declining on revenue by six to eight million a quarter, you obviously have to put a lot of focus on expense to keep the expenses under the revenue line.

The top chart here of the bars just show our six quarters, the last six quarters of operating expense. This is operating expenses excluding depreciation and amortization and accretion, and shows from the first quarter of 2005, which was the first full quarter of operations for USA Mobility, through our second quarter 2006, which we just announced last night. And you can see from first quarter of 2005 through the second quarter of 2006, we removed $33 million of expenses, or about 27 percent of our cost structure has been reduced during that six quarter period of time.

On an annualized basis, in 2005, we removed $107 million of expense versus 2004, which is on a pro forma basis when both Arch and Metrocall were operating separately for most of the year. That was about 19 percent reduction. With the revised guidance we gave last night, we’re now expecting to see 2006 expenses go down on a year over year basis from 92 to $97 million or 20 to 21 percent.

When you look at revenue over the same period of time from first quarter in 2005 to the second quarter of 2006, the revenue declined about 23 percent. Our expenses were actually reduced by 27 percent. So we actually have been fortunate over the last 18 months to reduce our costs at a faster rate than our revenue. However, due to the relative size of revenue and expenses, we still lost $5 million of EBITDA in that time period. So even with the aggressive reduction of cost we’ve had, it is hard to stay ahead of the revenue decline. We saw the same kind of phenomenon in the second quarter to the first quarter, even though we reduced cost at a faster rate, we still lost $1 million on the EBITDA line. And so that’s why we keep constantly focusing on the operating expenses.

Next, just to break them down a little bit more you’ve seen how we report our expense in terms of service rental and maintenance expense, and selling and marketing, and, General,& Administrative expense. in our G&A. What this slide does shows in the top graph is the relative reductions to SR&M and G&A versus what we’ve done with selling and marketing. As Vince said, we’ve been very protective of our selling and marketing expense to keep those resources in the field to help mitigate the revenue churn that we’re experiencing. And we think that’s key as we go forward, and we’re going to continue to maintain that investment as long as it’s economically justified for us.

The other important thing to look at in our expense structure is that there’s three key items that make up 70 percent of our expenses. It’s our payroll expenses, which is directly attributable to our headcount, and our site rents, which is about 28 percent of our cost structure, and our telco expense, which is just under 12 percent. Our payroll and related expenses, up until this point, through the second quarter of 2006, have delivered over a third of our total cost reductions. We’ll get into this in the next slide a little bit and put that into proportionality, but you can only go, so low with headcount reductions. The dynamics of cutting these expenses is quite different, as Peter explained. Payroll expenses come down very quickly when you reduce headcount. The other expenses, which are site rents and telco expense, which is about 40 percent of the cost structure, less than a third of our expense reductions have come from those areas because of the complicated in engineering to plan and execute the network rationalization. So as we move forward, we expect, it’s going to be tougher to get the cost out because we don’t have that quick hit of the headcount reductions.

This gives you a little bit more granularity on where we’ve been in terms of our headcount history. When we came together we had 2,844 people employed with the company. And you can see we rapidly began right sizing the organization shortly after the merger in November of 2004. At June 30th, 2006, we now have 1,308 employees with the company. So we’ve taken out over 1500 people.

Now that’s why I say things get tougher as you move forward, reason being, obviously, it’s impossible for us to remove another 1500 people when we’re down to 1300. It’s also going to be impractical for us, or implausible, I think, for the next 24 months to get anywhere close to a 50 percent reduction in addition, as we’ve achieved over the last 18 months.

Service, rent and maintenance is about 50 percent of our cost structure, and the reason being is about 75 percent of our are SR&M expenses are from site rents and telco expense. And with the, with the lag on reducing site rent and telco expense, we’ve only gotten about a third of our cost reductions to date from the SR&M area, even though it’s about 50 percent of the cost structure.

As Peter talked about in his five-year plan for site rent, we see that accelerating in 2008 and 2009 when we start to really mine the benefits of both reduction in the number of sites, as well as a reduction in the average fees we pay per site as we leverage the American Tower and Global Signal long-term contracts that we signed earlier.

This slide show Selling and marketing expense. We’ve maintained a steady investment since first quarter 2005, however, we did right size the selling and marketing organization shortly after the merger and before the end of 2004 in the fourth quarter. So we had a pretty large reduction to right size that organization, but since then you can see, it’s been relatively constant investment as we go forward. Again we believe this is key to keep our customer relationship alive and to mitigate to the extent possible the revenue churn that we see.

General and Administrative expenses, this is where we’ve really taken the biggest chunk of expenses out. Our G&A probably includes more than you generally think of in a G&A item. It includes our customer service. It includes our inventory management and fulfillment. And then includes all the staff related functions like IT, accounting, finance, legal, human resources. Roughly about 50 percent of our G&A expense because it’s the customer service, and inventory and fulfillment can be managed variable with our revenue and our customer base as they decline. The other 50 percent is much more of a fixed infrastructure or admin cost that is tougher to take down with revenue. We’ve taken out about a 35 percent reduction in our, or I’m sorry, a 35 percent reduction in our cost since the first quarter of 2005 on the G&A side.

Operating efficiency, is an operating metric that we’ve shown for the last few quarters. This graph shows amount of annualized revenue per employee the company has had over the past several quarters. We show the four quarters that preceded the merger, and you can see that on a combined basis, Metrocall and Arch operating separately were continuing to lose ground in terms of its operating efficiency. It was not able to cut the cost to keep up with the revenue decline from the fourth quarter of 2003 to the third quarter of 2004. You can see instantly with the merger we began to get a lot more efficiency. So if you just kind of draw a line from the $244,000 per employee in the third quarter of 2004 over through the $351,000 per employee we have in the second quarter of 2006, all the improvement is attributable to combining these companies and getting the operating efficiencies.

Finally, I know we’ve had a number of inquiries from this group about how significant cellular is and how much revenue we get from subscribers. So we’ve included a little bit more disclosure here on our cellular.

What this chart does is shows on the right hand, or the left hand side are cellular unit sales by quarter. You can see that we’re averaging somewhere between 7,000 and 8,000 a quarter of cellular unit sales, which puts us on pace for about 30,000 cell phone sales a year.

On the right hand side, the bars represent the quarterly revenue. Now that revenue is coming from both activation commissions that we get from the carriers as well as residual that we get from the Nextel Sprint contract. This breaks down, roughly about 25 percent of it is residual on the subscriber bases we’ve sold, and about 75 percent is activation revenue.

Now the black line that goes through the chart here shows the percent of our total revenue that cellular represents, and while it is a very small portion of our revenue, there’s a couple of key aspects we’ve got to keep in mind that we think are important to our cell phone sales. First $2.1 million in revenue for the second quarter, while not significant in terms of our total revenue, it is about 20 percent of our selling and marketing expense. That means that our paging revenue only really has to support the other 80 percent, so it helps us be more efficient with our sales force costs.

The second aspect of it is from a customer relationship standpoint, if you’re dealing with your customers, and they’re going to be switching technologies anyway or they’re going to take certain things they’re doing on two-way pagers and moving it to Blackberries, we might as well be the people who are out there selling that to them. It keeps us in the game with them, keeps the relationship strong.

Third, and not to be lost, is if we didn’t sell a portfolio of products, we don’t believe we’d be able to retain or attract the appropriate caliber of sales people. If they’re only selling pagers, it’s a very tough sell to recruit good sales people.

Next we have changed some of the disclosure, and we will keep this disclosure in our press releases as we go forward. A lot of it is the same information that’s been reformatted and expanded, so I’ll go through this real quick with you.

First on our income statement, what we’ve added is a trended view so you can see from the first quarter of 2005 through the second quarter of 2006, we have expanded the revenue detail that we give to include paging service, cellular, which we just reviewed, product sales which includes pagers sold to our customers, as well as lost pager revenue, and our system sales that we sell to hospitals and other campus environments.. Our other revenue stream is, for the most part, our consolidation of a 51 percent owned subsidiary GTES.

And you can see that we come down and we, it’s the same sort of format from an operating expense and income statement standpoint, but then we provide you reconciliation to EBITDA at the bottom.

Units in service, again, it’s a six quarter trend here that you can see, and we’ll add to this as we report additional quarters. But it gives you between our direct one-way, direct two-way, indirect one-way, and indirect two-way what our beginning units and service, our gross placements, our disconnects, our net activity as well as our ending balance.

The next schedule provides a little bit of information on our average revenue per customer, again, giving you totals for total one-way and total two-way. And we do the same format for gross churn and the net churn percentage.

And this is the chart that Vince went over earlier. It provides account size stratification. Obviously due to the billing conversion that we went through and the combining of all our customer base, as far back as we can give good data on this has been our fourth quarter in 2005, but we will continue to build on this as we go forward. I think it’s something that everybody has expressed an interest in seeing.

Also at the bottom of this chart, we have our cellular revenue and our cellular activations each quarter.

The operating expense schedule, again, we have a trended view of some of our operating expenses. We’ve expanding this to include all the disclosures we had typically made in our 10-Qs and our 10-Ks. But it just gives you a nice picture here of, so you can see a trended basis..

And then finally balance sheets, which obviously hasn’t changed much and our statement of cash flows.

With that, I’ll turn it back over to Vince.

Vince Kelly: Thank you Tom, and thank you for bearing with us. I know this has been long, but we wanted to provide a lot of information, and we appreciate your patience. And those of you that are joining us by phone, we appreciate your patience and sticking with us.

This is a quote from the independent FCC Katrina panel. I’m not going to read it to you. You can look at it yourselves, but it basically sums up our view on paging. Paging is as relevant today, if not more so, than ever. Whether or not it’s a natural disaster, whether or not it’s a manmade situation, we think paging is still going to play a vital communications role going forward. There’s a lot of people that agree with us including the independent panel from the FCC.

Evolution where we’ve been, where we’re going, 2005 was about integrating these companies, really building the management team, building a long-term, low cost operating strategy. 2006 is about execution, maximizing of network rationalization opportunities, which Peter talked about. Really focusing on selling and marketing and taking a re-look at what we’re going to do going forward and exploring those complimentary products and services. 2007 and beyond is going to be about continuing the free cash flow focus, continuing to target those core groups of users, implementing complimentary products and services, and again, enhancing our efficiency.

You know, Tom talked about the fact that getting good sales people is challenging if all you’re doing is selling pagers. I try to speak to our top 10 sales reps every month once the numbers are out and have conversations about them. What do we do well? What don’t we do well? How can we do better? What are your customers saying?

I will tell you right now, if we weren’t selling other communications products and services, we would not have most of those top 10 individuals.

I’ll also tell you if you look in the data that Tom shared with you and look in the selling and marketing section, you’ll see that the total commissions we’ve paid to our sales force in the second quarter was about $2.3 million. When you look at the amount of money that we collected from the cellular phone companies, it was about $2.1 million, so another way of looking at it is that the commissions that we’re making from the cellular phone companies has gone a long way to subsidize the commissions that we’re paying our sales reps, and we’re paying those to them for both cellular placements and paging placements. So I think it’s important that we remember that complimentary products and services is important to our future.

In terms of our strategy for capital allocation, we’ve told you this since day one, we believe in returning capital to shareholders. There’s different ways to do that. Management made a recommendation to the board. The board accepted the recommendation that we would pay a 65 cent per share dividend beginning in the fourth quarter of this year. We will continue doing so for as along as possible. We think we have decent visibility that we continue to do that for quite some period of time into the future. We also think that a prudent level of investment back into the company is important, so we will continue without making huge investments and utilizing a lot of cash, making a focused attempt on the mobile telephony side and on the wireless data side to enhance our portfolio of products and services and capture some of that customer churn with other products and services.

In terms of our forecast, we gave you a forecast early in the year about what we thought we’d do for 2006. We’ve tightened up those ranges for you for the balance of the year. We’re going to be at the higher end of the revenue range. We’ll do 495 to 500, in that range. We originally told you 480 to 500. We’ll come in below the original guidance we gave you on operating expenses. We now think we’ll be somewhere between 363 and 368, that compares to original guidance of 370 and 380. We spent a little more on pagers. We’ll be 20 to 22 million in cap ex. We had told you originally 15 to 20 million. We are buying more paging devices right now. We think that’s a good thing for the long-term. And so that’s our revised guidance in terms of where we’ll come in for 2006.

Someone once told me, and you’ve all heard its a picture is worth 1,000 words. When you kind of look at this slide, it really sums up the challenge that we have, the risks that we have. And also I think in some respects the opportunity. The opportunity is the area between the curve, the blue line representing the cash that comes into the company, our revenue, the red line representing the cash that goes out of the company, which is effectively our operating expenses and the capital expenditures that we incur to buy devices and a little bit of infrastructure. The area between those curves is free cash flow, and you can see going back to the first quarter of ’03, we’ve generated a lot of free cash flow. There’s been a lot of area between those curves on a historic basis, all the way through the second quarter of 2006. We had been running at 20 plus percent revenue erosion in this company and in this industry. That, simply stated, needs to slow down for us to generate a lot of free cash flow for a long time into the future. We think, based on our visibility, that we’re seeing positive signs that that is beginning to slow down, and the trends certainly indicate that. What we don’t know, and it’s our number one risk factor in our public filings, is will there be other impacts on our business from other wireless technology that we can’t foresee right now. Will we wake up one morning and Blackberries will all be free to everybody, and all of a sudden some of the coverage issues solved? These are all things that we have to deal with going forward, not just in terms of talking to our shareholders, quite frankly, in terms of talking to our customers and our employees. So that is part of the challenge.

The red line, yes, we’ve taken a lot of cost out of this business, but I think you’ve heard from the guys today, it’s going to be harder and harder as we go forward to take costs out. We’re certainly not going to be able to take them out at the rate we’ve taken them out before. We don’t know what that revenue erosion line is going to be, ultimately, I mean that’s the bet here. You know, we put a 10 percent line up here and a 15 percent line up here. We haven’t seen a 10 percent or a 15 percent trend yet. If it’s 20 percent, it’s going to be difficult on us in the long-term to generate a lot of cash flow. If it’s 15 percent, it’s starting to get better because we think we’ll take a lot of costs out. If it’s 10 percent, I think everybody in this room is going to be very happy with the ultimate result. So again, under the concept that a picture is worth 1,000 words, that is the challenge that we deal with. In our management meetings, we call it managing between the lines. There’s nothing more important that we do. We have to be very focused on this, and we have to acknowledge and understand where we are.

So in conclusion, we’re going to continue to operate and execute on the values set forth in our mission statement, which supports the free cash flow operating strategy, our litmus test. We’ll continue to generate a lot of cash into the future. We’ll return the majority of that cash to you through the recurring dividend, and we’ll take a little bit and we’ll invest in future opportunities going forward, particularly on the selling and marketing side. We continue to believe paging is as relevant as it ever was. We continue to be fervent, energetic believers of the story. We go to congress. We’ve just started our own political action committee. Our shareholders are allowed to contribute to that political action committee to help with candidates on a bi-partisan basis that want to help us with legislation on emergency communications. We continue to talk to the FCC and talk to these large government accounts and try to penetrate that better with respect to the paging opportunity.

That’s our story. That was the canned presentation that management had for you today. All of us are available now to take questions from the audience and also take questions from the callers that are on the call. Why don’t we start with the audience that’s here today? Albeit, you made need to come up because the microphone that goes to the people that called in, they won’t be able to hear you from there. But go ahead and ask your questions.

Yes sir.

Chip Ode:	Hi. (Chip Ode) at (Haven Capital). Two ...

Operator: ...	and if you do wish to signal for a question that is star one on your touch-tone phone. Star one at this time.

Chip Ode: ... earnings per share with all the guidance on EBITDA and op ex, and I think you were talking 100 million free cash flow for the year about seven months ago. Can I get a number on where we’re going on that ...

Tom Schilling:	For 2006?

Chip Ode:	... ’06.

Tom Schilling: As we’ve discussed on previous calls, we would probably suggest using the middle of the ranges to develop a middle of the range operating cash flow target. So if we’re between $495 million and $500 million on revenue, and between $363 million and $368 million on operating expense, and $20 million to $22 million in capital expense, that would put you at about $111 million as a mid-point on operating cash flow.

Male:	Right.

Tom Schilling:	So that’s generally the range of the cash flow.

Chip Ode:	Right, which is why I apologized, not having had time to review it

Tom Schilling:	OK.

Chip Ode	... work through that. What does that turn into earnings per share, more or less ...

Tom Schilling: On an earnings per share? To tell you the truth, we haven’t spent a lot of time on earnings per share, but I think from a cash flow perspective is what we expect to be.

Male:	OK.

Tom Schilling:	That’s the range we’d be in.

Male: All right. My second question, Vince, is more long-term, which is it sounds like if you want to do more deals like you are working on with the large computer company that in the future you’re, if you’re not already, you’re going to be competing with AT&T and Sprint and Verizon and other people that want to be a one stop shop for telecom service or wireless service either outsourcing or consulting or management.

Vince Kelly:	Yes, I think ...

Male:	That’s, you know, not that there’s the greatest ...

Vince Kelly: There’s a major differentiator though for us. It is tough because they are very aggressive. But when Verizon walks in there, they’re trying to sell Verizon products and services. When we walk in there, we’re selling a suite of wireless communication services, which includes paging, on the low end, it includes wireless messaging in terms of Blackberries. It includes mobile telephony in terms of the latest and greatest phone, and we can sell from multiple carriers, so we can get the best deal and really be consultative to that particular customer and help them manage their total wireless communications cost.

Look, I am not going to disagree with you when you tell me, gee Vince, you’re in a very competitive business. I can’t imagine, we all just looked at the graph a second ago, being in a tougher business right now. It is a tough business, but we think that there’s a lot of reasons why, particularly with the large enterprise accounts, the government accounts and the big Fortune 1,000 accounts, that we have a lot of credibility when we walk in there because we can sell them to save costs and typically who you’re negotiating with is an individual who is in charge of the telecommunications purchasing decision for that particular entity, which plays to us because they are more often driven by the overall cost than they are by the end users who may or may not be happy that, they’re down in the boiler room and they’re getting a pager as compared to that mobile phone they wanted. They’re not the ones that made that decision, it’s that telecommunications purchasing agent.

So I still think, I mean I hear you, I don’t disagree with you. We’ve talked about this quite a bit, but I still think there’s some opportunity for us there.

Yes sir?

Male: Can you discuss the board’s decision to institute a recurring dividend versus a share buyback and kind of status of the NOLs?

Vince Kelly: Yes, I’ll take the first on, and then you Tom can take the status of the NOLs. There’s a lot of different ways that you can go about returning capital to the shareholders, you could buy stock back, you could pay these special one time dividends, you could do a recurring dividend. With respect to the stock repurchase, it’s very difficult in this environment for us as a board to look at the dynamic that I put up there on that graph and do a valuation and come up with a consensus on what you want to do with respect to a stock buyback as opposed to doing a dividend, which right now, knock on wood, is returning capital that treats everybody exactly the same. If they like the stock, they get the money, they can buy more. If they don’t, they’ve got the cash; they can invest it somewhere else. We talked about this a great deal at the board level, spent a lot of time on it.

Frankly, management came in and recommended the recurring dividend for a lot of reasons. We ruled out continuing to do the special one time dividend and just letting the cash build because we just didn’t feel like that was a good way to operate going forward. We heard loud and clear from the shareholders the last time we did that that you want some more certainty with respect to what our longer-term plan is, and this is something that we feel good about that we know we can continue to do for quite some time into the future at that level. And so that’s why we made the decision. That’s one thing that we could get unanimous consensus on.

With respect to the NOL, Tom do you want to ...

Tom Schilling: Yes, the status of the deferred tax asset is, we still have about $220 million of deferred tax assets on the balance sheet. We expect to fully utilize that value prior to expiration. But if there’s a specific question beyond that, let me know.

Male: I guess a stock, would a stock buyback invalidate your NOLs because you’ve ...

Tom Schilling: There would be an impact if you had a change of control. It would minimize the usage of your NOLs, but it’s a very complicated calculation. It depends on if the value of the company at the time of a change in control. There’s a lot of variables, so it’s hard to give just a canned answer on that, but yes it would have impact. At this point in time, we don’t expect it to be as material of impact as it was a couple of years ago at the time going into the merger. So it’s relative, the limitations that would be placed on us would be less rather than more than just a few years ago.

Male:	Yes sir.

Male:	There’s a question over here.

Male: Thanks, just as a follow up to that, it looks like the income tax expense has been going up quite a bit over the past few quarters, does that mean you’re eating through your NOLs at an increasing pace?

Tom Schilling: This quarter, one of the reasons that it went above where our normal rate of about 39 percent would be is there was tax reform in the state of Texas which resulted in reduction to our tax assets associated with Texas. I think that was about $1.3 million of the increase on our taxes for the fourth quarter.

Male:	What is your effective tax rate going forward?

Male:	Our rate right now is about 39 percent, so you should probably think about that going forward.

Male: I wanted to thank you first for the additional disclosure and also to congratulate you on managing your costs in what can’t be an easy operating environment.

My question is about the attrition rate of subscribers in the government business. It’s very high relative to the compelling nature of this story that you just described having to do with reliability and emergency response. And I wonder, what color you have as to why it’s as high as it is and what it would take to slow that attrition rate down and actually turn it into an increased sales opportunity.

Vince Kelly: You’re talking about my single biggest source of frustration with this business right now, has been our ability to impact what I think should be the primary consumer of our products and services with a positive result there.

We still have a lot of government accounts. The ones we have value our products and service particularly when there’s an emergency, but as you saw, we’re still losing them at over four percent on a quarterly basis, and they should be right up there with the healthcare. It is a very difficult sector to penetrate. We have brought in lobbyists. We have brought in consultants. We have had people at the highest levels of government come in and tell us, Vince, there’s no such thing as a government decision maker, there’s just influencers. I mean we have done, I think, a lot of things more aggressively recently than we’ve done in the past to try to turn that. I think we’re making progress. It’s been slow.

We are going to spend a lot of time on this committee that’s looking at this, revising the whole emergency response network in this country because we think that, if anything, the group call capability that we have in paging today where we can put on, each one of you has an individual messaging device from USA Mobility, we can put a second address on your device that won’t interfere with when you’re employees want to get a hold of you, that won’t interfere with when your wife wants to get a hold of you, but if we needed to send to a group a message, it is a very low utilization of our network, but we could broadcast to everybody. There’s an emergency. Here’s what you’ve got to do. Go to Center for Disease Control. Got to do it. FEMA, got to do it. We can do that. The mobile phone companies don’t want to do that. We were testifying and got into a little issue the other day with the mobile phone companies. They don’t want to do that. They say it’s hard on their networks.

I also happen to believe that they want to continue to protect the SMS, the text messaging revenue that they get on a — I mean I think there’s something that’s contrary to public policy there with them. I’m not done with that, by the way, but I’ve been frustrated by it. It’s something that I’m personally spending a lot of time on. Scott is spending a lot of time on. We’re going to go through the balance of this month and September and work with some of the staffers up there that are working on these committees because when we tell them the story they believe it. But you’ve got to get somebody high up to make that decision that they’re going to make a bet on paging, which is a technology when you talk to some of these guys when you first go in and have the meetings, what you hear is that they look at our technology and they think that’s the past and not the future. And we’ve heard that.

We’ve gone in and met with DHS. And you’ll get that feedback sometimes. Yet, you’ll sit there like we did today and you’ll explain the benefits of paging to these decision makers and they’ll sit there and they’re nodding their head. The Katrina panel will issue a report in black and white. You know, you’ll get it from talking about the aftermath of 9/11 in black and white from government agencies. We get these testimonial letters that they’ll send us thanking us for our service. But getting that and converting that into an executed purchase order from the government has been a great source of frustration. We’ve got government specialists we’ve hired that do nothing but focus on the FAR and focus on how you get into and crack those government accounts. We’re on the GSA contract, actually on a number of contracts. We’ve started going to their trade shows and putting up our own booth and selling the benefits of our wireless messaging services.

But you’re right, that 4.3 percent, 4.4 percent should be looking more like what we’re seeing in the healthcare. It’s a huge area that we really need to focus on, and it’s something that, you know, Mark, we’ve got to do a better job on. But I agree with you. And you know, Scott has put a lot of his energy and efforts into it on Capital Hill, and we’ll continue doing it. We’re doing it with the FCC. We’re talking to them on a regular basis about paging. And they all agree with us, it’s just bridging from their agreement to getting that executed purchase order and growing that business. That’s been tough.

As I said, you know, we had a good second quarter in the healthcare sector. In the month of June we actually grew in the healthcare sector. I think we have to find ways to sell other products and services that compliment paging as well because that’s what made us successful in the healthcare sector. No stone will be left unturned with respect to our efforts in that area.

Yes sir. He’s got the microphone, so we’ll go ahead.

Male: My question relates to actually slide 62. What sort of rate of revenue erosion did you guys assume going forward in your guidance of, you know, a three to five year sustainable dividend?

Vince Kelly: Well first of all we didn’t give a five-year projection with respect to our revenue erosion. We looked at our business plan. We looked at how much cash we think we can throw off. We see some improvement in the specific data on those account size strata that we gave you and what we think we can do with our cost structure, and that’s where we came up with 65 cents a share that we think we can do for a long period of time. You know, that’s not a guarantee. Our biggest risk factor number one is that revenue erosion.

Our biggest risk factor number two is our ability to extract those costs. I’m not going to back away from that and say that’s a slam dunk. At this point, we’ve had very good results with respect to lately achieving what we forecast and seeing it on an incremental basis quarter by quarter come in where we think it’s going to be. And so hopefully that’s the basis with which we did that forecast and the basis with which we declared this recurring dividend. If it turns out not to be the case, we’ll obviously be letting you know, and we’d have to change it.

Male: I guess that’s sort of what I’m wondering about is you guys must have a certain amount of comfort, you know, when you decided to go away from the one time dividend model and to, you know, institute a recurring dividend of, a pretty high dividend, so I’m just wondering, you know, how aggressive are you in your assumptions going forward that makes you, that makes you comfortable that you’ll be able to sustain that dividend for a couple of years?

Vince Kelly: Yes, I think we’ve told you that that’s something that at this point we’re comfortable with. If we don’t achieve things that are in our business plan, we’ll come back and we’ll let you know. I mean, like I said, there’s no guarantee. It’s a challenging business. You saw the managing between the lines graph, so I don’t want, you to leave here with thinking that there’s a guarantee that we’re going to be able to do this. We’re going to work hard to achieve that, and hopefully for everybody’s benefit we do achieve that.

Male:	Thank you.

Vince Kelly:	Next question, yes sir.

Male: You talk about that your market share is 59 percent. What are the possibilities of you acquiring someone in your business to increase that since you are the low cost provider?

Vince Kelly: We have looked at all the acquisition opportunities in the industry that have come up so far. We’re going to go back and look at some smaller ones. I mean I want to be careful what I say because to the extent that you go through that exercise generally you’ve got a non-disclosure agreement. So I can’t talk about those specifics. But we would only want to do a transaction that we thought was accretive to our shareholders. So we’re not interested in paying a big, you know, telecommunications company a ton of cash to buy their subscriber base that we also think we will otherwise capture in the marketplace over time just because we execute better than our competitors.

I think there’s some smaller ones out there that we could acquire, but I want to be careful there because one of the things that we have to look at when we acquire other paging companies is what networks they have, what frequencies their customer is on, how does that mesh with our integration strategy and our go to networks. You buy a company with a lot of high band frequencies and high band pagers, that’s not going to be part of your long-term platform, now you’ve got cap ex because you’ve got to go replace all those pagers ultimately. It just adds to the cost. I mean we’ve made offers to companies and said, here’s an amount we’ll pay you, but we think our true cost is here because we’re going to replace these pagers. And they kind of balk at that and walk away.

People will make short-term decisions and pay a larger amount to get some cash flow today that we don’t think is sustainable long-term. We’re not going to make that mistake. We don’t need to make that mistake. We have the best operating network out there right now, and we have the most customer relationships. Competitors that are underneath us can’t make that statement, and some of them, right now, are having some technical difficulty, quite frankly, that’s going to benefit us. So I don’t want to go over pay for something that we can otherwise pick up the old fashioned way. Having said that, yes, do we continue to look at smaller opportunities from time to time? Yes. Have we executed on any of them recently? No. Are there a couple in the cross hairs? Yes. And we’ll keep you posted on that, but they’re not going to be, you know, it’s not going to be huge.

Male:	Thank you.

Vince Kelly:	Yes sir.

Male: Thanks. Just a follow up question on the cap ex. Given your network rationalization, do we presumably know what forward-looking cap ex is going to be just related to switching out the pagers? When we look on your network rationalization slide 30?

Vince Kelly:	Do you want to talk about that?

Tom Schilling:	The, you mean do we have a predication for the next five years on cap ex or ...

Male:	Yes.

Peter Barnett: If you would take a look at our capital, the biggest issue right this moment is not our one-way pagers. We had forecasted what I think was adequate capital within everything we looked at. Where we’re getting our most pressure, believe it or not, right at this moment is on our two-way pagers. We have some specific accounts that want long-term forecasts for them to continue to do business with us, and they are very big Fortune 1,000 accounts that they think that as long as we provide them new pagers, they will continue to make an investment with us and our service.

So if you take a look at a large part of our dip into the capital even this year, they’re all going to begin to buy some two-way pagers to specific accounts beginning this year. So, and you could take a look at next year, it’s more of a two-way issue, I believe, than a one-way issue it’s been in the past.

Vince Kelly: But in terms of quantifying it for his question is you rationalize the network, and you go through forced rationalization, and let’s say this year you do $21 million or so in cap ex, you know, on pagers. You’re not looking at a situation where you roll along and in a couple of years you’re seeing a 40 or $50 million a year. You’re seeing relatively the same level of cap ex on a go forward basis. Not, I mean if you’re thinking is there going to be some big huge increase, that’s...

Tom Schilling: As you go forward, as Vince said, I don’t expect to see huge variation in our cap ex. In fact, what happens is you may have forced rationalizations in the future, which may drive up caperx incrementally, but at the same time as the subscriber base gets smaller, as Peter mentioned earlier, we’re doing about 140,000 transactions every month as the subscriber base gets smaller, that transaction count goes down. And that transaction count drives capital, so ...

Male: ...	lot of pressure downward ...

Male: ...	available, so ...

Peter Barnett: ... as well as with doing it in investments, by doing investment in one-way pager purchases we’re probably replacing our one-way pager purchases about every four to five years right at this moment. And as long as you have customers, you’re going to need to replace those pagers, so.

Vince Kelly: OK, we have a gentlemen with a question right here.

Male: Of the 365 million or so of op ex, does that include restructuring and severance packages, and if so, how much does that represent, and what should we expect of that going forward?

Tom Schilling: Yes, it does include severance and restructuring. The only thing it excludes is our depreciation, amortization and accretion. One of the big transactions was the sale of our Pensacola call center to Teleperformance who is our outsource provider.

That helped us, avoid a lot of shut down costs that would have gone through that line item as well as severance costs for some employees who we would have had to start making cuts there ourselves. I think this year we’re probably going to come in at closer to the $2 million range. I think last year we were at, well I know in the second quarter last year we were at nine million alone and last, in the second quarter last year. So it’s going to come down substantially this year to probably to be around $2 million or less.

Vince Kelly: Another question from the audience, and then I’d like to take a couple of questions from our call in listeners. Yes sir.

Male: I had two questions, the first one with respect to your government contracts and some of the hurdles that you’re experiencing, what efforts are you making to change regulatory framework or the statutory framework where there’s an affirmative obligation for the municipalities or the states or even some of the federal agencies to adopt paging? Not just, you know, are we trying to influence the purchasers, the people who are making the decisions, but actually change that.

And then the second question, a follow up is on the NOLs. Would the company consider putting in a 4.95 percent ownership limitation to protect the NOL going forward?

Scott Tollefsen: All right, with respect to your first question, we are making efforts at the FCC and also with Congress to influence the regulatory policy and the legislation that’s under consideration. The FCC has been working for awhile to expand the Emergency Alert System which most of us have heard referred to in the past as the Emergency Broadcast Network, which has previously been used as a basis for distributing alerts over broadcast television and broadcast radio, that’s being expanded to include other forms of wireless and wire line communication.

We’ve been very active, and I think pretty effective in being able to demonstrate the importance that paging can offer, the value that paging can offer to that expanded system because of our independent proprietary network, which is not linked for carriage purposes with the broadband wireless network and therefore isn’t subject to the same vulnerabilities as that network. And as Vince has referred to repeatedly throughout our presentation, there is an increasing body of evidence that shows that the paging network continues to function during circumstances that bring down the ability to transmit over the broadband wireless network.

We’re also active in Congress with the hearings and the gathering of evidence in support of Congress’s efforts to expand what they call a National Alert System to create — based upon the old broadcast system and expanded in a way that’s slightly different from what the FCC is talking about. A hearing was held by the Telecommunications Subcommittee of the House Commerce Committee a couple of weeks ago. That was one of the events at which Vince has testified for the Company to explain, again, what capabilities we offer. That legislation in the House as currently drafted does not provide for mandatory participation by all wireless carriers. The FCC is still soliciting comments from all the industry representatives as to whether its system ought to be mandatory. The Senate worked on a similar bill to that of the House last year, and their bill is sort of trailing, their effort is trailing the House’s effort to try to come to some agreement.

There may be action on these bills before the current election, which should be beneficial, we think, for our industry and for our Company. Added to the mix in these considerations is the fact that the President issued an Executive Order about a month ago in which he has assigned to the Department of Homeland Security the obligation to create a national alert system, which is less defined in terms of the scope of that Executive Order. But it clearly overlaps what the FCC is working on and what Congress is attempting to address. So we’re still determining all the different ways in which we’ll be able to influence that process as well.

Vince Kelly: Tom, you want to talk about the NOL limitation?

Tom Schilling: And let me kind of repeat the question, what I think it was is would we contemplate a provision for limitation on ownership to protect the NOL. Actually we already have one. Essentially nobody can be a five percent holder without gaining prior approval from the company or notifying the company once we get over, I think it’s 42 percent versus where we are today at 36 percent the company has the right to deny that transaction from going through. The rules around IRS Section 382 calculations proved that not every holder of more than five percent counts toward the change of control because of the way they hold it and the way they manage their accounts, they may account, they may actually be three separate owners that each own two percent. So we manage that very carefully. We go through a quarterly study to make sure we know where we are, and we do have the ability in our corporate bylaws to undo a transaction if something happened without prior notification.

Vince Kelly: Do we have the ability, for some of our callers to ask a question? Let’s go ahead and take a question from the callers.

Operator: We do have a question on our phone lines, Jim Kieffer with Artisan Partners. Your line is open sir, please go ahead.

Jim Kieffer: Yes, hi guys. Thanks for holding this meeting. I certainly appreciate the additional disclosure, the dividend policy versus share repurchase I think you’ve taken a sensible approach there.

My question revolves around the projections that you’ve presented, not so much, you know, in general, but what it implies. And in particular I’m looking at the cost, operating cost that you’re talking about. If my numbers are correct, year-to-date you’ve had 185 million, excuse me, in operating expenses. And so that would leave somewhere from, you know, 178 or so for the rest of the year. Yet in this latest quarter, you had 89 of operating expenses, so I’m trying to understand what you were trying to imply as far as cost saves for the remainder of the year.

Tom Schilling : Yes, thanks for the question. Yes, as we discussed this afternoon we, what we saw this year is that we got to the level of expense we expected to get to at the end of the year much faster. And again, I can’t stress enough, a lot of the expense reductions have come from headcount. Headcount is one of those things that it’s sometimes hard to do in terms of a management decision to take those heads out, but it’s a very easy cost to get out and it’s very fast. Those are largely behind us. About a third of our cost reductions since the merger, have come from headcount.

Going forward, it’s going to be just a fraction of that. So 100 percent of our cost reductions in the future have to come from the other two thirds of our cost structure. So we do expect our expenses to have a little bit of a pause in the second half of the year in terms of the kinds of reductions we’ve been able to do quarter in and quarter out. So I think the numbers do imply what they imply, which is that we expect a little bit more stability from where we are in the second quarter through the remainder of the year.

Jim Kieffer: OK, great thanks.

Tom Schilling: ... and as always, we will try to beat those numbers, but at this point in time it’s looking like we’ll be much more stable over the next two quarters than the kind of reductions we’ve seen in the last five or six quarters.

Jim Kieffer: Understood. Thank you. One quick question as well, I was curious if this, if this meeting is going to then lead to more of an open door policy for discussions with shareholders.

Vince Kelly: Let me, let me address that one. A couple of things, number one, this meeting was awfully late in terms of when we wanted to initially have it and a couple of things got in the way. We had one opportunity that was facing us that didn’t pan out, and that was why we initially postponed it. And then we had a situation where from an audit perspective we had to restate financial statements with respect to our asset retirement obligation and the deferred tax asset and a number of other things. And then we ended up delaying it until we got to a very protracted process with the auditors on that. That’s all behind us. We’re having a meeting.

Our intent going forward would be, on a quarterly basis, speak to the shareholders, walk you through our business, stay on the line as long as we need to stay on to answer all your questions, do that publicly so that there’s no reg FD issues there. And then — and Tom and I need to get together and talk about this — come back here and meet with you again in either late February, early March timeframe and talk to you about how the year ended up and what we foresee for 2007 specifically with similar guidance to what we’ve given you in the past.

In terms of, you know, taking shareholder calls, when a shareholder calls in we do answer the phone and we talk to them, but as you guys know how the rules work, we can’t really answer your questions on a one-on-one basis anymore and comply with the reg FD rules. We’ve been very carefully coached on that. I think the coaching is right based on some of the things that we’ve seen go on out there in the marketplace. So that’s basically our policy. It’s something that I support, that the board endorses, and I hope that’s good for you.

Jim Kieffer:	OK, thank you.

Vince Kelly:	Thank you.

Operator:	We do have another question on our phone lines with Matt Teplitz with Quaker Capital Management.

Matt Teplitz: I also thanks for doing this meeting. Quick question is as you guys look out to ’07, I think you’ve laid out specific expectations for network savings of, I think, 20 million in ’07 versus ’06, and I think another 25 million in ’08 versus ’07. Are there any other discreet buckets at this point that you could size for us just to — I realize the revenue part of the equation is harder to estimate, obviously, but there must be clear cost buckets you’ve identified and could you share any? I know you talked about the legal re-org and that saving you money. I’m just wondering if you could help with any of those. That would be much appreciated.

Vince Kelly: OK, we haven’t given specific guidance on our operating expenses for 2007 beyond what Peter had in his slides with respect to the network rationalization effort. So I don’t want to quantify today. We will be doing that, but we’ll probably be doing that in early 2007. We’re in the process right now of going through our internal budgeting and forecasting process for 2007 and beyond, updating what we had done last year. And there are categories like customer service that we talked about, which is relatively variable where costs will come down. There’s some headcount areas where cost is going to come down. There’s some telecommunications expense areas where cost is going to come down. There’s some repair and maintenance areas with respect to our inventory and plant where cost is going to come down.

All of these things are things that we know and things that we’ve already quantified internally, but we’ve not finished that analysis. We’ve not finished the 2007 forecast that we intend to present to our board this fall, and so at this point I don’t want to give specific guidance other than what we’ve done on the network rationalization piece because that being the biggest piece, we wanted that done first and to make sure that we felt good about that.

Matt Teplitz: OK, can you just update us on the status of, I guess, auditors and since I guess that’s limiting your ability to get a 10-Q out there.

Tom Schilling: Yes, this is Tom. I’ll take that. We did issue a 12b25 last night. We expect at this point that we will file our 10-Q on or before the 14th of August, which is the five day grace period that’s allowed bythe SEC. We presented our numbers today and put our press release out last night. However, we made an auditor selection late in the second quarter. (Grant Thornton) was hired by our audit committee. They have done a tremendous job of getting through things very quickly and very constructively.

The number side, second quarter or the review is essentially complete. Our Q is waiting to be filed. What we’re waiting on is there’s a lot of requirements on the accounting firms to have all their T’s crossed and I’s dotted as it relates to the documentation of internal controls. (Grant Thornton) is working through that process. As soon as they get that done, we will then file.

Vince Kelly:	But our expectation is that we’ll file on the 14th, right?

Tom Schilling:	On or before the 14th.

Vince Kelly:	... five days.

Tom Schilling:	Yes.

Vince Kelly:	OK.

Matt Teplitz:	All right, thank you.

Operator:	And at this time, we have no other phone questions.

Vince Kelly: OK, we have one more question from the audience I believe. Do we have a microphone? Actually we’re going to have two more questions.

Male: We might ask you to state your name, that way we’ll have it for the transcript.

(Brian Eng): (Brian Eng). Just going back to the government question, the decline, can you tell us what, are they going to alternative service or another communication device or ...

Vince Kelly: You know it’s ...

(Brian Eng): ... ((inaudible)) ...

Vince Kelly: ... all across the board. It’s just across the board. DHS is working on a huge project that integrates a lot of wireless communications platforms, principally mobile phones. We’ve lost government accounts just because of budgetary reasons, particularly when you look at the state and the municipal accounts, which you know, the majority of our government accounts, when we talk about government accounts, we tend to initially think federal, but the majority of our government accounts are state and local. There’s been budgetary constraints where they’ve just cut back. It’s really not dissimilar from what we’ve seen in the rest of our customer base. I wish there was some one thing that we could attack and use to our advantage, but at this point there’s not.

We are working with several concepts in terms of going into the cities and the city managers, but you’ve got to be careful what city you do it because most of them have financial issues. When there is something like a Katrina coming, having an emergency group broadcast capability to notify citizens and notify your first responders that this is coming, and we are able to demonstrate and document for them that we worked where other systems didn’t work. But they’re slow to move. I’ll tell you, it is a very frustrating exercise for us to go through, but we’re not going to give up. We’re going to keep on pushing it. We’ve got to see improvement in that sector. It’s very important.

(Brian Eng): Is it an issue of they’re getting rid of redundancy or there’s, you know, I’m assuming they have some type of other ...

Vince Kelly: There’s technical migration that goes on to other communication devices. The government accounts love to get Blackberries. They love to get mobile phones, and then we see that on a daily basis with them. So it’s a technological migration that we’re dealing with. Like I said, it’s not dissimilar from what we’re seeing in the rest of our customer base.

Next question, there’s a gentlemen in the back here.

(Brian Vive): Hi. I’m (Brian Vive) from (Ray, Connive and Goldslop). I was wondering if you could tell us then more about the people who are having the service dropped, why they ((inaudible)). And also, if you look at disconnects versus ((inaudible)) sold it’s about two percent of the disconnects. So can you talk about how media is passaging from ((inaudible)) from, say, pages.

Vince Kelly: Well most of the churn that we’re seeing in the business is still coming from our smaller account sizes, and it’s clear where they’re going. They’re going to Blackberries and they’re going to mobile phones. I mean that’s been a phenomenon that this industry has experienced since we were 40 million subscribers to where we are today. So nothing has really changed there with respect to that.

The only thing that I think, what’s gotten harder in some respects is that the price, if you were to graph cost versus functionality, the price per functionality of some of these competing technologies is quite frankly coming down, and that makes it tough on us. I mean what you used to pay for a Blackberry compared to some of the deals you can get today, you know, that price has come down. And there’s a lot more functionality there, so that’s a challenge for us. And that’s where you’re seeing a lot of this migration go to. A lot of these large accounts have lower churn characteristics, and a lot of these hospital accounts that are very, very stable don’t just have pagers, they have multiple products and services from us, so it’s not like we’re just going to lose those subscribers to another technology because they’re already using the other technology, and that’s where we’ve been successful.

We just had one huge hospital account, which you know, if I said the name, it’s a household name. I don’t want to say the name because it’s a public meeting and our wireless competitors may go knock on their door, but they had 6,000 pagers with us, and they told us at the beginning of the year they’d like to transfer 2,000 of those pagers to Blackberries, but they wanted us to own that business and for us to provide the Blackberries, and they’d keep 4,000 pagers. And we did that, and now they’ve come back to us and say, you know, we like these Blackberries, we’d like all 6,000 to be Blackberries, and that’s the kind of thing that we’re dealing with. Now we’re going to sell them that Blackberry. We get a heck of a nice economic bump from doing that. It’s short-term because we lose the recurring revenue on the paging side, but, you know, it’s still something that we’re faced with. It’s a reality of this business, and so you know, that’s the challenge here. That’s what we’re talking about, so any other questions?

If not, I want to thank everybody for coming, for spending what turned out to be a lot of time with us, over two hours. And those of you that were at the shareholders meeting, even longer. I appreciate it. We look forward to talking to you after our third quarter results. We look forward to coming back and meeting with you here early in the year in 2007. Have a nice day and we’ll see you and talk to you real soon.

Operator: Thank you for your participation everyone on this conference call, and you may disconnect at this time.

END